Merrill Lynch Investment Partners Inc.


[ARTWORK APPEARS HERE]


ML Principal
Protection L.P.


Monthly Statement October 1998
------------------------------

[LOGO] Merrill Lynch

                         ML Principal Protection L.P.

The Net Asset Value ("NAV") of ML Principal Protection L.P. (the "Fund") increased during October. Please see the accompanying summary financial information for the NAV of your series of Units.

              ---------------------------------------------------

                               Special Reminder

As tax season approaches and Merrill Lynch Investment Partners Inc. ("MLIP") prepares for distribution of the Fund's tax information for 1998 on Schedule K-1, investors should take steps to confirm that MLIP has their current address. Please notify MLIP in writing of any recent or impending change of address by notice mailed to Merrill Lynch Investment Partners Inc., World Financial Center, South Tower, 6th Floor, New York, NY 10080, Attention: Winston Clinton. Thank you.

              ---------------------------------------------------

Effective November 1, 1998, the percentage of the Fund's assets allocated to Trading Advisors for management was increased from 76.31% to 79.28%. Increasing the percentage of assets allocated to trading increases risk and expenses as well as profit potential.

Effective November 1, 1998, Graham Capital Management L.P. will no longer trade additional committed capital of the Fund, but rather only 100% of the net asset value of the assets allocated to Graham. This is a reduction in the account's leverage, because since June 1997, Graham has been managing the Fund's assets allocated to it as if Graham were managing 50% more equity than the allocation.

              ---------------------------------------------------

                               1998 Year-to-Date
                         Gross Total Trading Results*
                              Through October 31

Agriculture                $(469,768)
Currencies                 2,941,898
Energy                    (1,436,029)
Financial Instruments      7,275,292
Metals                    (1,610,442)
Stock Indices                487,159
                          ----------
Total                     $7,188,110

*Before deduction of any fees and charges.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML PRINCIPAL PROTECTION L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY A CURRENT PROSPECTUS TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

                         ML Principal Protection L.P.
                               October 31, 1998
                             Statement of Changes
                              in Net Asset Value
                                  (unaudited)

Net Asset Value (844,146.5520 Units) at
 September 30, 1998                        $ 93,376,679
Additions of 8,198.0008 Units                   819,800
Net Income/(Loss) for October 1998               56,844
Redemptions of 102,963.4000 Units           (11,116,180)
Distribution - Series A Units                  (410,907)
Distribution - Series E Units                  (204,887)
                                           ------------
Net Asset Value (749,381.1528 Units) at
 October 31, 1998                          $ 82,521,349
                                           ============
Net Asset Value at October 31, 1998:
     Series A Units                        $     116.40*
                                           ============
     Series B Units                        $     114.62*
                                           ============
     Series C Units                        $     109.34*
                                           ============
     Series D Units                        $     112.12*
                                           ============
     Series E Units                        $     111.70*
                                           ============
     Series F Units                        $     109.46*
                                           ============
     Series G Units                        $     108.19*
                                           ============
     Series H Units                        $     108.41*
                                           ============
     Series K Units                        $     110.79
                                           ============
     Series L Units                        $     107.92
                                           ============
     Series M Units                        $     109.44
                                           ============
     Series N Units                        $     105.49
                                           ============
     Series O Units                        $     105.90
                                           ============
     Series P Units                        $     107.98
                                           ============
     Series Q Units                        $      99.93
                                           ============

* The Net Asset Value per Unit does not include the annual distributions paid to Unitholders.

===============================================================================
                          Statement of Income/(Loss)
                                  (unaudited)

                                                 October
                                                 -------
Revenues:
 Realized Profit/(Loss)                        $ 2,673,466
 Change in Unrealized Profit/(Loss)             (2,372,433)
                                               -----------
Total Trading Results                              301,033
 Interest Income                                   413,008
                                               -----------
Total Revenues                                     714,041

Expenses:
 Brokerage Commissions                             456,902
 Administrative Fees                                19,916
 Allocation of New Profit Share                    181,175
                                               -----------
Total Expenses                                     657,993
                                               -----------
Net Income/(Loss) Before Minority Interest          56,048
                                               -----------
 Minority Interest                                     796
                                               -----------
Net Income/(Loss)                              $    56,844
                                               ===========

===============================================================================

To the best of the knowledge and belief of the undersigned the information contained in this report is accurate and complete.


               /s/ Jo Ann Di Dario
                   Jo Ann Di Dario
                   Chief Financial Officer
                   Merrill Lynch Investment Partners Inc.

Please notify the following of any address changes:

Merrill Lynch Investment Partners Inc.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York 10080-6106
1-800-765-0995


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